Exhibit 3.3

PS BUSINESS PARKS, INC.

Articles Supplementary

150 Shares

12% Series A Redeemable Preferred Stock

PS Business Parks, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 150 authorized but unissued shares of preferred stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), as shares of 12% Series A Redeemable Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

12% Series A Redeemable Preferred Stock

(1) DESIGNATION AND NUMBER. A series of Preferred Stock, designated as “12% Series A Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be One Hundred and Fifty (150).

(2) RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes or series of shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation and to all other capital stock issued by the Corporation from time to time other than capital stock referred to in clauses (ii) and (iii) of this sentence (collectively, the “Junior Securities”), (ii) on a parity with any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series A Preferred Stock with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, the “Parity Securities”) and (iii) junior to (a) the 5.25% Cumulative Preferred Stock, Series X, of the Corporation, (b) the 5.20% Cumulative Preferred Stock, Series Y, of the Corporation, (c) the 4.875% Cumulative Preferred Stock, Series Z, of the Corporation and (d) any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Series A Preferred Stock with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, the “Senior Securities”). The term “capital stock” shall not include convertible debt securities unless and until such securities are converted into capital stock of the Corporation.

(3) DIVIDENDS.

(a) Subject to the preferential rights of the holders of any Senior Securities, each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the rate of 12.0% per annum of the total of $4,000.00 plus all accumulated and unpaid dividends thereon, subject to Section 5(c) below. Such dividends shall accrue on outstanding shares of Series A Preferred Stock on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued (the “Original Issue Date”), and shall be payable annually in arrears on or before December 31 of each year or, if such day shall be a Saturday, Sunday, or a day on which banking institutions in the State of New York or the State of California are authorized or obligated by law to close, or a day which is or is declared a national or a New York or California state holiday (any of the foregoing, a “Non-Business Day”), then the payment shall be the next succeeding day that is not a Non-Business Day (each, a “Dividend Payment Date”). Any dividend payable on the Series A Preferred Stock for any partial Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Subject to Section 5(c) below, dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding the foregoing and subject to Section 3(c), the Board may declare any dividends that are in arrears on the shares of Series A Preferred Stock at any time and the Dividend Payment Date and Dividend Record Date for such dividends shall be as determined by the Board.

(b) No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of this Section 3(b), “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d) Unless full cumulative dividends on all of the outstanding shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods through a prior Dividend Payment Date, no dividends (other than in Junior Securities) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any shares of any Junior Securities, nor shall any shares of any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any Junior Securities and except for transfers made pursuant to the provisions of Article VI of the Charter). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, dividends to the holders of the Junior Securities shall be permitted and shall not be restricted at any time if the Corporation is not in arrears with regard to the payment of any dividends on any outstanding Series A Preferred Stock in respect of any completed Dividend Period through a prior Dividend Payment Date.

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock and any Parity Securities, all dividends declared upon the Series A Preferred Stock and any Parity Securities shall be declared and paid pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such Parity Securities bear to each other.

(f) Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividends or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, securities or other property, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(g) If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code), any portion (the “Capital Gains Amount”) of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes and series of the Corporation’s capital stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of the Series A Preferred Stock shall be an amount equal to (1) the total Capital Gains Amount multiplied by (2) a fraction (A) the numerator of which is equal to the total dividends (within the meaning of the Code), paid or made available to the holders of the Series A Preferred Stock for that year and (B) the denominator of which is the Total Dividends for that year.

(4) LIQUIDATION PREFERENCE.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, but subject to the preferential rights of the holders of any Senior Security, the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference per share of Series A Preferred Stock equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $4,000.00 per share and (ii) all accrued and unpaid dividends thereon through and including the date of payment. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference therefor, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on shares of Common Stock.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock and the full amount of the Liquidation Preference on all outstanding shares of Parity Securities, then the holders of the Series A Preferred Stock and the holders of such other Parity Securities shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c) After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. After payment to the holders of Series A Preferred Stock of the full amount of the Liquidation Preference to which they are entitled, the remaining assets of the Corporation shall be distributed among the holders of any Junior Securities, according to their respective rights and preferences.

(d) Upon the Corporation’s provision of written notice as to the effective date and, if applicable, effective time of any such liquidation, dissolution or winding up of the Corporation, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of shares of Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission or by other adequate means of notice, as approved by the Board, to each record holder of the Series A Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the delivery thereof shall affect the validity of the cancellation of any share of Series A Preferred Stock in connection with the liquidation, dissolution or winding up of the Corporation as described above except as to the holder to whom notice was defective or not given, and then only if and to the extent that such holder does not receive the Liquidation Preference therefor.

(e) For purposes of this Section 4, the consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, or the conversion of the Corporation to another entity or other reorganization shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5) REDEMPTION.

(a) Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, by resolutions of the Board, in whole or in part, at any time or from time to time, for cash at a redemption price (the “Redemption Price”) equal to $4,000.00 per share plus an amount equal to all accrued and unpaid dividends thereon to and including the date fixed for redemption. If less than all of the outstanding Series A Preferred Stock are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares or, if fractional shares are outstanding, with such additional adjustments as the Corporation may elect in order to effect the redemption of fractional shares) or by any other equitable manner determined by the Corporation.

(b) Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired; provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares under certain circumstances described in, and pursuant to, Article VI of the Charter or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c) Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the Redemption Date. If the Redemption Date for any shares of Series A Preferred Stock called for redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record as of the effective time of such redemption of the shares of Series A Preferred Stock so called for redemption shall be entitled to receive only the accrued and unpaid dividends to and including the Redemption Date and, provided that the full amount of the Redemption Price (including all accrued and unpaid dividends thereon to and including the Redemption Date) has been paid or set apart pursuant to Section 5(d)(iii) below, holders of record of such shares of Series A Preferred Stock so called for redemption as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(d) Procedures for Redemption.

(i) Upon the Corporation’s provision of notice as to the effective date and, if applicable, effective time of the redemption, in writing or by electronic transmission, accompanied or preceded by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of shares of Series A Preferred Stock to be redeemed is entitled, or the setting apart of such amount pursuant to Section 5(d)(iii) below, shares of the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice may provide that the redemption is contingent on the occurrence of a specified event. Such notice shall be given by first class mail, postage pre-paid, or via electronic transmission, to each record holder of shares of Series A Preferred Stock to be redeemed at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation or at any address or number of the holder at which the holder receives electronic transmissions. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law, such notice shall state: (A) the Redemption Date and, if the effective time for such redemption is to be other than the close of business on such Redemption Date, the effective time of such redemption; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) that dividends on the shares to be redeemed will cease to accrue on such redemption date and (E) to the extent applicable, the place or places where certificates for such shares of Series A Preferred Stock are to be surrendered for payment of the Redemption Price. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder.

(iii) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Redemption Date and, if applicable, the redemption time specified in the notice of redemption, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor. If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the

Redemption Price. In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv) The deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of five years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e) Application of Article VI. The shares of Series A Preferred Stock are subject to the provisions of Article VI of the Charter.

(f) Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

(6) VOTING RIGHTS. The holders of the Series A Preferred Stock shall not have any voting rights.

(7) CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(8) VALIDITY. If any power, preference or relative, participating, optional and other special right of the Series A Preferred Stock, or qualification or restriction thereof is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications and restrictions thereof which can be given effect without the invalid, unlawful or unenforceable powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock or the qualifications or restriction thereof shall remain in full force and effect and shall not be deemed dependent upon any other such powers, preferences or relative, participating, optional or other special right of the Series A Preferred Stock or qualifications or restrictions thereof unless so expressed herein.

(9) ELECTRONIC PAYMENTS. Permissible forms of electronic payment of any dividend on, or the Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers to any account previously designated by the holder of such share of Series A Preferred Stock for receipt of such payments. Any dividend on, or Liquidation Preference or Redemption Price for, any share of Series A Preferred Stock shall be deemed paid in full by electronic payment if the full amount of such payment is initiated by or on behalf of the Corporation, notwithstanding the deduction of any fees, charges, set-offs or other amounts by the financial institution maintaining the account to which such payment is delivered.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and Secretary and attested to by its Chief Financial Officer, Vice President and Treasurer as of the 20th day of July, 2022.

ATTEST:		PS BUSINESS PARKS, INC.

By:	/s/ Matthew L. Ostrower	By:	/s/ Luke Petherbridge
Name:	Matthew L. Ostrower	Name:	Luke Petherbridge
Title:	Chief Financial Officer, Vice President and Treasurer	Title:	Chief Executive Officer and Secretary